UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2014

Commission File Number

001-34581

Kraton Performance Polymers, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300

Houston, TX 77032

(Address of principal executive offices, including zip code)

281-504-4700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On August 8, 2014, Kraton Performance Polymers, Inc. (“Kraton”) received notice from LCY Chemical Corp. (“LCY”) that it had terminated, pursuant to the terms thereof, the previously announced Combination Agreement, dated as of January 28, 2014, between Kraton and two of its subsidiaries and LCY and certain of its subsidiaries (the “Combination Agreement”). The notice from LCY declared the termination effective as of August 8, 2014.

LCY cited the previously announced decision by Kraton’s board of directors to withdraw its recommendation to Kraton stockholders regarding the transactions contemplated by the Combination Agreement. The provisions of the Combination Agreement provide for Kraton to pay LCY a $25 million termination fee upon a termination of the Combination Agreement following a withdrawal of the Kraton Board’s recommendation, unless a LCY material adverse effect has occurred and is continuing at the time of the withdrawal of the Kraton Board’s recommendation. In LCY’s notice terminating the Combination Agreement, LCY requested payment of such $25 million termination fee. The Kraton Board believes that the impact upon LCY of the July 31, 2014 explosion in a gas pipeline in Kaohsiung, Taiwan constitutes a LCY material adverse effect as defined in the Combination Agreement, and Kraton does not believe it is required to pay LCY the termination fee.

On August 11, 2014, Kraton issued a press release regarding the termination of the Combination Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

A summary of the material terms of the Combination Agreement and the transactions contemplated thereby can be found in Kraton’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2014. The summary therein does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Combination Agreement, a copy of which is filed as Exhibit 2.1 thereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Performance Polymers, Inc.

Date: August 11, 2014	By:	/s/ Stephen E. Tremblay
Stephen E. Tremblay
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

Exhibit 99.1	Kraton Performance Polymers, Inc. Press Release dated as of August 11, 2014.